As filed with the Securities and Exchange Commission on November 16, 2009.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CARDINAL HEALTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-0958666
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7000 Cardinal Place

Dublin, Ohio 43017

(Address of Principal Executive Offices) (Zip Code)

Cardinal Health, Inc. 2005 Long-Term Incentive Plan

Cardinal Health, Inc. 2007 Nonemployee Directors Equity Plan

(Full Title of the Plan)

Stephen T. Falk

Executive Vice President, General Counsel and Corporate Secretary

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43107

(614) 757-5000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Share, without par value	8,286,195	$30.11	$249,497,331	$13,922

(1)	Pursuant to Rule 416 of the Securities Act of 1933, referred to as the Securities Act, this registration statement also covers such additional common shares, without par value (“Common Shares”), of Cardinal Health, Inc. (the “Registrant”) as may become issuable pursuant to the anti-dilution provisions of the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008 and as further amended, and the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Plan, as amended (together, the “Plans”).
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on November 10, 2009, within five business days prior to filing.

Introductory Statement

In connection with the spin-off of CareFusion Corporation by the Registrant on August 31, 2009, outstanding stock options and other awards, along with the number of shares remaining available for future awards, were adjusted pursuant to the anti-dilution provisions of the Plans. This Registration Statement on Form S-8 is to register additional Common Shares issuable pursuant to the Plans as a result of such adjustment. The 8,286,195 Common Shares of the Registrant registered on this Registration Statement on Form S-8 are allocated between the Plans as follows:

Plan	Allocation

Cardinal Health, Inc. 2005 Long-Term Incentive Plan	8,011,917

Cardinal Health, Inc. 2007 Nonemployee Directors Equity Plan	274,278

Pursuant to General Instruction E to Form S-8, the contents of the following Registration Statements on Form S-8, as amended by Post-Effective Amendments thereto, as filed by the Registrant with the SEC on the dates set forth below, relating to the Plans as set forth below are incorporated herein by reference:

Plan	Filed	File No.

Cardinal Health, Inc. 2005 Long-Term Incentive Plan	November 16, 2005 November 6, 2008	333-129725 333-155156

Cardinal Health, Inc. 2007 Nonemployee Directors Equity Plan	May 31, 2000 February 6, 2007	333-38192, as amended by: Post-Effective Amendment No. 1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed on August 27, 2009, as updated by the Current Report on Form 8-K filed on November 16, 2009;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009;

(c)	The Registrant’s Current Reports on Forms 8-K and 8-K/A filed on July 6, 2009, July 7, 2009 (as to Item 5.02), July 10, 2009 (as to Item 8.01), July 16, 2009, July 22, 2009, August 10, 2009, August 27, 2009, September 1, 2009 (as to Item 5.02 and Exhibits 10.1 through 10.3), September 4, 2009, September 25, 2009 and November 16, 2009; and

(d)	The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 1-11373), filed on August 19, 1994.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, referred to as the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors and other persons.

Article 6 of the Registrant’s Restated Code of Regulations, as amended (“Code of Regulations”) contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. The Code of Regulations provides for the indemnification of its officers, directors, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement with respect to any threatened, pending or completed action, suit or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Registrant or the shareholders of the Registrant or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that: (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant; (b) in any action, suit or proceeding by or in the right of the Registrant, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to the Registrant; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith.

The Registrant has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under the Registrant’s Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if the Registrant does not maintain directors’ and officers’ liability insurance, the Registrant will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines and settlement amounts incurred by them in any action or proceeding on account of their service as a director, officer, employee or agent of the Registrant, or at the request of the Registrant as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise or entity; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse the Registrant for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the contract. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct; (B) if a final court of adjudication determines that such indemnification is not lawful; (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Exchange Act or provisions of any federal, state or local statutory law; (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee or agent of the Registrant or its subsidiaries; or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract.

The Registrant maintains a directors’ and officers’ insurance policy that insures the officers and directors of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report of Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.2	Restated Code of Regulation of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report of Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.3.1	Cardinal Health, Inc. 2005 Long-Term Incentive Plan (as amended and restated as of November 5, 2008) (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report of Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.3.2	First Amendment to Cardinal Health, Inc. 2005 Long-Term Incentive Plan (as amended and restated as of November 5, 2008) (incorporated by reference to Exhibit 10.1.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 1-11373)

4.3.3	Second Amendment to Cardinal Health, Inc. 2005 Long-Term Incentive Plan (as amended and restated as of November 5, 2008) (incorporated by reference to Exhibit 10.1.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 1-11373)

4.4.1	Cardinal Health, Inc. 2007 Nonemployee Directors Equity Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, File No. 1-11373)

4.4.2	First Amendment to Cardinal Health, Inc. 2007 Nonemployee Directors Equity Plan (incorporated by reference to Exhibit 10.2.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 1-11373)

5	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney (included in the signature page to this registration statement)

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, State of Ohio, on November 16, 2009.

CARDINAL HEALTH, INC.

By:	/S/ GEORGE S. BARRETT
George S. Barrett
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen T. Falk or Jeffrey W. Henderson and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on November 16, 2009.

Signature	Title

/S/ GEORGE S. BARRETT	Chairman and Chief Executive Officer and Director (principal executive officer)
George S. Barrett

/S/ JEFFREY W. HENDERSON	Chief Financial Officer (principal financial officer)
Jeffrey W. Henderson

/S/ STUART G. LAWS	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Stuart G. Laws

/S/ COLLEEN F. ARNOLD	Director
Colleen F. Arnold

/S/ GLENN A. BRITT	Director
Glenn A. Britt

/S/ CALVIN DARDEN	Director
Calvin Darden

Signature	Title

/S/ BRUCE L. DOWNEY	Director
Bruce L. Downey

/S/ JOHN F. FINN	Director
John F. Finn

/S/ GREGORY B. KENNY	Director
Gregory B. Kenny

/S/ RICHARD C. NOTEBAERT	Director
Richard C. Notebaert

/S/ DAVID W. RAISBECK	Director
David W. Raisbeck

/S/ JEAN G. SPAULDING	Director
Jean G. Spaulding

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report of Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.2	Restated Code of Regulation of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report of Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.3.1	Cardinal Health, Inc. 2005 Long-Term Incentive Plan (as amended and restated as of November 5, 2008) (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report of Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.3.2	First Amendment to Cardinal Health, Inc. 2005 Long-Term Incentive Plan (as amended and restated as of November 5, 2008) (incorporated by reference to Exhibit 10.1.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 1-11373)

4.3.3	Second Amendment to Cardinal Health, Inc. 2005 Long-Term Incentive Plan (as amended and restated as of November 5, 2008) (incorporated by reference to Exhibit 10.1.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 1-11373)

4.4.1	Cardinal Health, Inc. 2007 Nonemployee Directors Equity Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, File No. 1-11373)

4.4.2	First Amendment to Cardinal Health, Inc. 2007 Nonemployee Directors Equity Plan (incorporated by reference to Exhibit 10.2.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 1-11373)

5	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney (included in the signature page to this registration statement)